Exhibit (k)(14)

AMENDMENT AGREEMENT TO 2002 ISDA MASTER AGREEMENT

This AMENDMENT AGREEMENT, dated as of December 4, 2013 (this Amendment Agreement), between UBS AG, a banking corporation organized under the law of Switzerland (Party A), and CM FINANCE LLC, a limited liability company organized under the laws of the State of Maryland (Party B), acting by and through CM Investment Partners, L.P., except as otherwise indicated, not in its individual capacity but as agent of Party B (in such capacity, Investment Adviser).

WHEREAS, Party A and Party B have previously entered into that certain 2002 ISDA Master Agreement, dated as of May 20, 2013 (together with the Schedule thereto, the Credit Support Annex to the Schedule and each Confirmation exchanged thereunder, and as amended, supplemented or otherwise modified from time to time, the Agreement).

WHEREAS, Party A and Party B wish to amend the Agreement in accordance with the terms of this Amendment Agreement.

ACCORDINGLY, in consideration of the promises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions

Capitalized terms used but not defined herein have the respective meanings given to such terms in the Agreement.

2.	Amendments

With effect from and including the Effective Date (as defined in Section 3), the Agreement shall be amended as follows:

(a)	Amendment of the Schedule to the Agreement

(i)	Part 1(g) of the Schedule is hereby deleted in its entirety and replaced with the following:

“(g)	Payments on Early Termination. For the purpose of Section 6(e) of this Agreement: with respect to each Subject Transaction, as specified in the Specified Confirmation (as defined in Part 5(i) below) for such Subject Transaction.”

(ii)	Part 1(i)(viii) of the Schedule is hereby amended by replace the reference to “(as such term is defined in the Specified Confirmation)” with “(as such term is defined in the Specified Confirmations)”.

(iii)	Part 3 of the Schedule is hereby amended by (A) replacing each reference to “the Specified Confirmation” with the phrase “each Specified Confirmation” and (B) deleting the reference to “and each Confirmation forming a part of this Agreement”.

(iv)	Part 4(d) of the Schedule is hereby deleted in its entirety and replaced with the following:

“(d)	Calculation Agent. The Calculation Agent is Party A unless otherwise specified, with respect to each Subject Transaction, in the Specified Confirmation (as defined in Part 5(i) below) for such Subject Transaction.”

(v)	Part 5(i) of the Schedule is hereby deleted in its entirety and replaced with the following:

“(i)	Scope of Agreement. Party A and Party B agree that the terms of this Agreement shall relate solely and specifically to the Transactions (each a Subject Transaction and together the Subject Transactions) set forth in the Confirmations (each a Specified Confirmation and together the Specified Confirmations) entered into between Party A and Party after the date hereof substantially in the form of Exhibit A attached hereto, and shall not apply to any other transactions. Party A and Party B agree that (i) the only Transactions entered into under this Agreement will be the Subject Transactions as evidenced by the respective Specified Confirmations and (b) this Agreement will automatically terminate upon the termination of all Specified Confirmations and satisfaction by Party A and Party B of all of their respective obligations (whether matured or contingent) arising out of such termination.”

(vi)	Exhibit A to the Schedule is hereby amended by (A) replacing the reference to “Specified Confirmation” with “Specified Confirmations” and (B) inserting in Exhibit A to the Schedule the Specified Confirmation attached hereto as Exhibit 1.

(b)	Amendments to the Credit Support Annex – Paragraph 13

(i)	Paragraph 13(b)(iv)(A) is hereby amended by replacing the reference to “the Specified Confirmation” with “the Specified Confirmations”.

(ii)	Paragraph 13(j)(i) is hereby amended by replacing the reference to “the Specified Confirmation” with “the Specified Confirmations”.

(iii)	Paragraph 13(m)(i) is hereby amended by replacing the reference to “the Specified Confirmation” with “the Specified Confirmations”.

(iv)	Paragraph 13(m)(iv) is hereby amended by replacing the reference to “the Specified Confirmation” with “the Specified Confirmations”.

(v)	Paragraph 13(m)(v) is hereby deleted in its entirety and replaced with the following:

“(v)	“Specified Confirmation” has the meaning set forth in the ISDA Schedule.”

(vi)	Paragraph 13(n)(v) is hereby amended by replacing the reference to “the Subject Confirmation” with “the Specified Confirmations”.

(vii)	Paragraph 13(n)(viii) is hereby amended by adding immediately after the phrase “Effective Date” the phrase “(as specified in the applicable Specified Confirmation)”.

(viii)	Paragraph 13(n)(x) is hereby amended by adding immediately after the phrase “Effective Date” the phrase “(as specified in the applicable Specified Confirmation)”.

(ix)	Paragraph 13(n)(ix) is hereby amended by replacing the reference to “the Specified Confirmation” with “the applicable Specified Confirmation”.

3.	Conditions Precedent to Effective Date

This Amendment Agreement shall become effective on and as of the date (the Effective Date) on which this Amendment Agreement shall have been duly executed and delivered by each party hereto.

4.	Representations and Warranties; Covenants; Other Agreements

(a)	Representations and Warranties.

(i)	Each party represents to the other party that each of the representations and warranties contained in the Agreement (including all representations set forth in the Credit Support Annex) is true and correct on and as of the Effective Date with the same force and effect as if made on and as of the Effective Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(ii)	Each party represents and warrants to the other party that this Amendment Agreement has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b)	Further Assurance. From time to time, each of the parties hereto will promptly execute and deliver all such further instruments, certificates and documents, and take all such further actions as any one of them may deem to be necessary, advisable, convenient or proper to carry out the intent of this Amendment Agreement.

(c)	Agreement Continuation. The Agreement, as modified by this Amendment Agreement, shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

5.	Miscellaneous

(a)	Successors and Assigns. This Amendment Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No person or entity other than the parties hereto and their respective successors and permitted assigns shall have any rights under this Amendment Agreement.

(b)	Entire Agreement. This Amendment Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings (except as otherwise provided herein) with respect thereto.

(c)	Headings. The headings used in this Amendment Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment Agreement.

(d)	Governing Law. This Amendment Agreement shall be construed in accordance with, and this Amendment Agreement and any matters arising out of or relating in any way whatsoever to this Amendment Agreement (whether in contract, tort or otherwise), shall be governed by, the law of the State of New York.

(e)

Jurisdiction. With respect to any suit, action or proceedings relating to this Amendment Agreement or any matter between the parties arising under or in connection with this Amendment Agreement (Proceedings), each party irrevocably: (i) submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and the United States District Court for the Southern District of New York, and any appellate court from any thereof; and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Amendment Agreement precludes any party from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(f)	Waiver of Jury Trial Right. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS. Each party hereby (a) certifies that no representative, agent or attorney of any other has represented, expressly or otherwise, that such other would not, in the event of a Proceeding, seek to enforce the foregoing waiver; and (b) acknowledges that it has been induced to enter into this Amendment Agreement by, among other things, the mutual waivers and certifications in this paragraph.

(g)	Counterparts. This Amendment Agreement (and each amendment, modification and waiver in respect of this Amendment Agreement) may be executed and delivered in any number of counterparts (including by e-mail (PDF) or facsimile), each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, and each of the parties hereto may execute this Amendment Agreement by signing any such counterpart. Delivery of an executed counterpart of this Amendment Agreement by e-mail (PDF) or facsimile shall be deemed to constitute due and sufficient delivery of such counterpart.

(h)	Severability. If any term, provision, covenant or condition of this Amendment Agreement, or the application thereof to any party hereto or any circumstance, is held to be unenforceable, invalid or illegal (in whole or in part) for any reason (in any relevant jurisdiction), the remaining terms, provisions, covenants and conditions of this Amendment Agreement, modified by the deletion of the unenforceable, invalid or illegal portion (in any relevant jurisdiction), will continue in full force and effect, and such unenforceability, invalidity, or illegality will not otherwise affect the enforceability, validity or legality of the remaining terms, provisions, covenants and conditions of this Amendment Agreement, so long as this Amendment Agreement, as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the deletion of such portion of this Amendment Agreement, will not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

UBS AG	CM FINANCE LLC

By:	By:
Name:	Name:
Title:	Title:

By:
Name:
Title:

Amendment Agreement - ISDA

Exhibit 1

1